Laura Anne Corsell
                              7307 Elbow Lane
                           Philadelphia, PA 19119
                             Tel: 215-248-7485
                             Fax: 215-248-2613


July 25, 2000



Mr. Jeffrey A. Laine
Commonwealth Cash Reserve Fund, Inc.
P.O. Box 1192
Richmond, Virginia 23219-1192


RE:         Commonwealth Cash Reserve Fund, Inc.
            Post-effective Amendment No. 20


Dear Mr. Laine:

The undersigned hereby consents to the reference to the undersigned in the Post-Effective Amendment No. 20 for the above-referenced fund, and the propectus of such fund included therein, and any notice filing required pursuant to the securities laws of the various states which shares of the fund may be offered. In giving this consent, we do not admit that we are in the category of persons whose consent is required by the section 7 of the Securities Act, or the rules and regulations promugated thereunder by the Securities and Exchange Commission.


Very truly yours,



/S/ Laura Anne Corsell, Esq.
    Laure Anne Corsell, Esq.